Exhibit 99.1
NEWS RELEASE

FOR RELEASE: IMMEDIATE

GATX CORPORATION REPORTS 2015 FOURTH-QUARTER AND FULL-YEAR RESULTS
CHICAGO, January 21, 2016 - GATX Corporation (NYSE:GMT) today reported 2015 fourth quarter net income of $58.2 million or $1.37 per diluted share, compared to net income of $58.5 million or $1.30 per diluted share in the fourth quarter of 2014. Net income for the full-year 2015 was $205.3 million or $4.69 per diluted share, compared to $205.0 million or $4.48 per diluted share in the prior year. The 2015 results include net negative impacts from the exit of Portfolio Management’s marine investments and other items of $3.0 million, or $0.07 per diluted share for the fourth quarter and $29.6 million, or $0.68 per diluted share for the full year. Details related to the exit of Portfolio Management’s marine investments and other items are provided in the attached Supplemental Information.
Full year highlights for 2015 include:

•	Fleet utilization remained above 99% for Rail North America (excluding the boxcar fleet) and above 95.5% for GATX Rail Europe (“GRE”).

•	GATX’s Lease Price Index (“LPI”) showed a positive 32.2% renewal rate change with an average renewal term of 54 months, which was in line with our expectations.

•	GATX Rail North America’s renewal success rate was 81.4%.

•	Investment volume was approximately $525 million for Rail North America and approximately $136 million for GRE.

•	Historically high Rail North America remarketing income of approximately $67 million resulted from the Company’s strategy to optimize its fleet by capitalizing on very attractive asset values.

•	Rail North America’s committed lease revenue grew more than $600 million from the prior year to approximately $4.2 billion.

•	In Portfolio Management, our engine leasing joint ventures with Rolls-Royce (“RRPF affiliates”) had a record earnings year.

•	GATX acquired $125 million of its own stock during the year.
“GATX achieved excellent financial results in the fourth quarter, resulting in another record earnings year,” said Brian A. Kenney, president and chief executive officer. “In addition to producing outstanding financial results in 2015, our disciplined strategy has positioned GATX well for the long term. Over the last few years, we dramatically extended lease renewal terms at very attractive rates and optimized our fleet by selling select railcars into a robust secondary market. Additionally, we utilized our supply agreement to purchase new railcars at an attractive cost, limiting our spot market orders in a high-cost manufacturing environment.
“Rail North America performed exceptionally well in 2015. Our diverse and balanced fleet limited our exposure to any one particular commodity or car type. As a result, GATX’s LPI experienced a positive 32.2% renewal rate change in 2015 and we ended the year with fleet utilization of 99.1% (excluding the boxcar fleet) - all despite the industry’s growing over-supply of energy-related railcars. This over-supply did impact our fourth quarter LPI, which showed a positive 20.5% renewal rate change and an average renewal term of 43 months, both of which are down from the prior quarter.
“GRE achieved solid operating results and stable utilization ending the year at 95.8%. Throughout 2015, we invested in our European fleet to replace our customers’ older, less efficient fleets with newer, higher capacity railcars.
“Throughout the year, American Steamship Company (“ASC”) dealt with lower demand for iron ore shipments as steel production in the region declined. However, improved weather and higher water levels resulting in more efficient operations, and spot cargos helped to partially offset the impact of reduced iron ore volumes.
“In Portfolio Management, the RRPF affiliates had another year of outstanding financial results. Also, in the second-half of 2015, we announced our plan to exit the majority of our non-core, marine investments within our Portfolio Management segment. This process has progressed well, with most of the planned sales completed by year end and the balance largely expected to be completed by the end of the first quarter 2016. The planned exit of these assets will not affect ASC.
“Against a backdrop of increasing global economic uncertainty and a pronounced slowdown in the U.S. energy markets, GATX will continue to benefit from our fleet actions over the past few years. By extending average lease terms and optimizing our fleet, we reduced the number of leases scheduled for expiration in 2016 relative to the prior few years. For car types serving weak market segments, GATX will focus on maintaining utilization and shortening lease terms. In 2016, we will continue to use our supply agreement to pursue new car placements with our best customers. Our strong balance sheet also offers us flexibility to pursue attractive secondary market acquisition opportunities.
“In 2016, we expect Rail North America segment profit to decrease from 2015’s record levels primarily due to lower expected railcar remarketing activity in a softer market. We anticipate Rail International will achieve segment profit similar to the prior year, as lease rate improvements are offset by higher maintenance and currency impacts. ASC’s segment profit is expected to increase in 2016 due to improved fleet efficiency, although uncertainty in the steel industry will continue to be a factor for this business segment. In Portfolio Management, 2016 segment profit is expected to be in line with 2015 levels as performance at the RRPF affiliates will continue to drive segment results.”
“GATX is positioned to perform well in this difficult environment. We currently expect EPS in 2016 to be in the range of $5.25-$5.45 per diluted share,” concluded Mr. Kenney.

RAIL NORTH AMERICA
Rail North America reported segment profit of $98.8 million in the fourth quarter of 2015, compared to $83.7 million in the fourth quarter of 2014. The increase in quarterly segment profit was primarily attributable to higher lease rates, increased boxcar utilization revenue, and lower net maintenance expenses across the fleet.
Full-year, Rail North America reported segment profit of $379.5 million, compared to $321.0 million in the same period of 2014. Several items contributed to this increase in segment profit, including higher lease rates, a full-year contribution of the boxcar fleet acquired in March 2014, lower net maintenance expenses, and higher remarketing gains.
At December 31, 2015, Rail North America’s wholly owned fleet was approximately 124,500 cars, including more than 18,400 boxcars. The following fleet statistics exclude the boxcar fleet.
Fleet utilization was 99.1% at the end of the fourth quarter, compared to 99.2% at the end of the prior quarter and 99.2% at 2014 year end. During the fourth quarter, the GATX Lease Price Index (“LPI”), a weighted average lease renewal rate for a group of railcars representative of Rail North America's fleet, showed a positive 20.5% renewal rate change. This compares to a positive 25.6% in the prior quarter and a positive 39.2% in the fourth quarter of 2014. The average lease renewal term for all cars included in the LPI during the fourth quarter was 43 months, compared to 60 months in the prior quarter and 67 months in the fourth quarter of 2014. For full-year 2015, the LPI was a positive 32.2% and the average renewal term was 54 months, compared to a positive 38.8% and 66 months in 2014. The LPI and average renewal term impact quarter-over-quarter and year-over-year were negatively impacted by coal cars and high-capacity tank cars serving the energy sector. Asset remarketing income for the year was $67.4 million, and total investment volume was $524.5 million.
Additional fleet statistics, including information on the boxcar fleet, and macroeconomic data related to Rail North America’s business are provided on the last page of this press release.
RAIL INTERNATIONAL
Rail International's segment profit was $13.7 million in the fourth quarter of 2015, compared to $18.9 million in the fourth quarter of 2014. While more railcars were on lease at GRE, the weaker Euro/U.S. Dollar exchange rate negatively affected reported lease revenues.
Rail International reported full-year segment profit of $70.1 million in 2015, compared to $78.7 million in 2014. GRE lease revenue increased throughout 2015, and a more modern fleet driven by recent new car purchases has resulted in lower maintenance activity, offset by the impact of a weaker Euro.
At the end of 2015, GRE's fleet consisted of approximately 22,900 cars and utilization was 95.8%, compared to 95.7% at the end of the third quarter and 95.9% at 2014 year end.
Additional fleet statistics for GATX Rail Europe are provided on the last page of this press release.
AMERICAN STEAMSHIP COMPANY
American Steamship Company (“ASC”) reported a segment profit of $1.7 million in the fourth quarter of 2015 compared to segment profit of $10.2 million in the fourth quarter of 2014. Segment profit for full-year 2015 was $15.1 million, compared to $27.3 million in 2014. ASC operated 13 vessels during the year and carried approximately 26.5 million net tons of cargo, compared to 15 vessels which carried 30.5 million net tons in 2014. The decrease in tonnage and segment profit was driven by reduced iron ore demand.
PORTFOLIO MANAGEMENT
Portfolio Management reported segment profit of $40.9 million in the fourth quarter of 2015 compared to $28.1 million in the fourth quarter of 2014. 2015 fourth quarter results include a net gain of $14.4 million associated with the planned exit of the majority of Portfolio Management’s marine investments. Higher income from the RRPF affiliates also contributed to the increase.
For full-year 2015, Portfolio Management reported segment profit of $49.8 million compared to $68.2 million in 2014. The 2015 full-year results include a net loss of $28.2 million associated with the planned exit of the majority of Portfolio Management’s marine investments.
COMPANY DESCRIPTION
GATX Corporation (NYSE:GMT) strives to be recognized as the finest railcar leasing company in the world by its customers, its shareholders, its employees and the communities where it operates. As the largest global railcar lessor, GATX has been providing quality railcars and services to its customers for more than 117 years. GATX has been headquartered in Chicago, Illinois, since its founding in 1898. For more information, please visit the Company's website at www.gatx.com.
TELECONFERENCE INFORMATION
GATX Corporation will host a teleconference to discuss its 2015 fourth-quarter and full-year results. Call details are as follows:
Thursday, January 21st
11:00 A.M. Eastern Time

Domestic Dial-In:	1-888-523-1227
International Dial-In:	1-719-457-2731

Call-in details, a copy of this press release and real-time audio access are available at www.gatx.com. Please access the call 15 minutes prior to the start time. Following the call, a replay will be available on the same site.

FORWARD-LOOKING STATEMENTS
Forward-looking statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements that reflect our current views with respect to, among other things, future events, financial performance and market conditions. In some cases, forward-looking statements can be identified by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Specific risks and uncertainties include, but are not limited to, (1) the impact of new regulatory requirements for tank cars carrying crude, ethanol, and other flammable liquids; (2) inability to maintain our assets on lease at satisfactory rates; (3) weak economic conditions, financial market volatility, and other factors that may decrease demand for our assets and services; (4) decreased demand for railcars due to sustained low crude oil prices; (5) reduced opportunities to generate asset remarketing income; (6) changes to, or failure to comply with, laws, rules, and regulations applicable to our assets and operations; (7) operational disruption and increased costs associated with compliance maintenance programs and other maintenance initiatives; (8) financial and operational risks associated with long-term railcar purchase commitments; (9) deterioration of conditions in the capital markets, reductions in our credit ratings, or increases in our financing costs; (10) events having an adverse impact on assets, customers, or regions where we have a large investment; (11) operational and financial risks related to our affiliate investments, including the RRPF affiliates; (12) risks related to international operations and expansion into new geographic markets; (13) fluctuations in foreign exchange rates; (14) exposure to damages, fines, and civil and criminal penalties arising from a negative outcome in our pending or threatened litigation; (15) inadequate allowances to cover credit losses in our portfolio; (16) asset impairment charges we may be required to recognize; (17) competitive factors in our primary markets; (18) environmental remediation costs; (19) inability to obtain cost-effective insurance; (20) failure to successfully negotiate collective bargaining agreements with the unions representing a substantial portion of our employees; and (21) other risks discussed in our filings with the US Securities and Exchange Commission ("SEC"), including our Form 10-K for the year ended December 31, 2014, and our subsequently filed Form 10-Q reports, all of which are available on the SEC’s website (www.sec.gov).
Investors should not place undue reliance on forward-looking statements, which speak only as of the date they are made, and are not guarantees of future performance. The Company undertakes no obligation to publicly update or revise these forward-looking statements.
FOR FURTHER INFORMATION CONTACT:
GATX Corporation
Christopher LaHurd
312-621-6228
christopher.lahurd@gatx.com

Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.

(1/21/16)

--Tabular Follow--

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share data)

	Three Months Ended December 31		Twelve Months Ended December 31

	2015	2014	2015	2014
Revenues
Lease revenue	$285.0	$282.6	$1,130.1	$1,086.6
Marine operating revenue	67.2	97.5	235.0	286.3
Other revenue	26.5	21.3	84.8	78.1
Total Revenues	378.7	401.4	1,449.9	1,451.0
Expenses
Maintenance expense	83.7	94.3	326.1	337.0
Marine operating expense	41.2	63.4	155.9	197.8
Depreciation expense	72.6	71.8	290.5	273.5
Operating lease expense	21.8	27.1	87.2	108.7
Other operating expense	15.0	7.6	38.4	28.9
Selling, general and administrative expense	57.7	55.9	192.4	189.2
Total Expenses	292.0	320.1	1,090.5	1,135.1
Other Income (Expense)
Net gain on asset dispositions	29.7	24.6	79.2	87.2
Interest expense, net	(38.0)	(38.8)	(155.1)	(158.4)
Other expense	(4.5)	(2.1)	(13.2)	(13.5)
Income before Income Taxes and Share of Affiliates’ Earnings	73.9	65.0	270.3	231.2
Income Taxes	(42.8)	(21.4)	(110.9)	(75.7)
Share of Affiliates’ Earnings (net of tax)	27.1	14.9	45.9	49.5
Net Income	$58.2	$58.5	$205.3	$205.0

Share Data
Basic earnings per share	$1.38	$1.32	$4.76	$4.55
Average number of common shares	42.0	44.2	43.1	45.0
Diluted earnings per share	$1.37	$1.30	$4.69	$4.48
Average number of common shares and common share equivalents	42.5	44.9	43.8	45.8
Dividends declared per common share	$0.38	$0.33	$1.52	$1.32

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	December 31	December 31
	2015	2014
Assets
Cash and Cash Equivalents	$202.4	$209.9
Restricted Cash	17.3	14.5
Receivables
Rent and other receivables	69.4	86.0
Loans	8.8	97.3
Finance leases	167.6	174.7
Less: allowance for losses	(10.3)	(5.7)
	235.5	352.3

Operating Assets and Facilities	8,204.0	8,143.5
Less: allowance for depreciation	(2,505.6)	(2,455.5)
	5,698.4	5,688.0

Investments in Affiliated Companies	348.5	357.7
Goodwill	79.7	86.1
Other Assets	312.4	211.4
Total Assets	$6,894.2	$6,919.9
Liabilities and Shareholders’ Equity
Accounts Payable and Accrued Expenses	$170.9	$165.9
Debt
Commercial paper and borrowings under bank credit facilities	7.4	72.1
Recourse	4,171.5	4,162.3
Nonrecourse	6.9	15.9
Capital lease obligations	18.4	6.3
	4,204.2	4,256.6

Deferred Income Taxes	1,018.3	937.3
Other Liabilities	220.6	246.1
Total Liabilities	5,614.0	5,605.9
Total Shareholders’ Equity	1,280.2	1,314.0
Total Liabilities and Shareholders’ Equity	$6,894.2	$6,919.9

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended December 31, 2015
(In millions)

	Rail N.A.	Rail Int’l	ASC	Portfolio Management	Other	GATX Consolidated
Revenues
Lease revenue	$236.6	$44.3	$1.0	$3.1	$—	$285.0
Marine operating revenue	—	—	46.4	20.8	—	67.2
Other revenue	24.1	2.2	—	0.2	—	26.5
Total Revenues	260.7	46.5	47.4	24.1	—	378.7
Expenses
Maintenance expense	64.5	11.4	7.8	—	—	83.7
Marine operating expense	—	—	29.5	11.7	—	41.2
Depreciation expense	55.0	11.1	4.7	1.8	—	72.6
Operating lease expense	20.2	—	1.7	—	(0.1)	21.8
Other operating expense	8.1	1.6	—	5.3	—	15.0
Total Expenses	147.8	24.1	43.7	18.8	(0.1)	234.3
Other Income (Expense)
Net gain (loss) on asset dispositions	12.8	0.3	(0.1)	16.7	—	29.7
Interest expense, net	(26.0)	(5.9)	(1.3)	(4.5)	(0.3)	(38.0)
Other expense	(1.0)	(3.0)	(0.6)	—	0.1	(4.5)
Share of affiliates’ earnings (pretax)	0.1	(0.1)	—	23.4	—	23.4
Segment Profit (Loss)	$98.8	$13.7	$1.7	$40.9	$(0.1)	$155.0
Selling, general and administrative expense						57.7
Income taxes (includes $3.7 of net benefits related to affiliates’ earnings)						39.1
Net Income						$58.2
Selected Data:
Investment Volume	$161.7	$37.9	$—	$16.2	$0.6	$216.4
Net Gain on Asset Dispositions
Asset Remarketing Income:
Disposition gains on owned assets	$15.5	$—	$—	$14.4	$—	$29.9
Residual sharing income	0.1	—	—	2.3	—	2.4
Non-remarketing disposition gains (1)	(0.3)	0.5	(0.1)	—	—	0.1
Asset impairment	(2.5)	(0.2)	—	—	—	(2.7)
Total Net Gain on Asset Dispositions	$12.8	$0.3	$(0.1)	$16.7	$—	$29.7

(1) Includes scrapping gains.

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended December 31, 2014
(In millions)

	Rail N.A.	Rail Int’l	ASC	Portfolio Management	Other	GATX Consolidated
Revenues
Lease revenue	$228.4	$45.8	$1.0	$7.4	$—	$282.6
Marine operating revenue	—	—	77.8	19.7	—	97.5
Other revenue	17.0	3.6	—	0.7	—	21.3
Total Revenues	245.4	49.4	78.8	27.8	—	401.4
Expenses
Maintenance expense	73.3	11.8	9.2	—	—	94.3
Marine operating expense	—	—	51.3	12.1	—	63.4
Depreciation expense	49.7	11.7	4.7	5.7	—	71.8
Operating lease expense	25.5	—	1.7	—	(0.1)	27.1
Other operating expense	5.8	1.5	—	0.3	—	7.6
Total Expenses	154.3	25.0	66.9	18.1	(0.1)	264.2
Other Income (Expense)
Net gain on asset dispositions	19.2	0.2	(0.1)	5.3	—	24.6
Interest expense, net	(24.4)	(6.3)	(1.4)	(5.6)	(1.1)	(38.8)
Other expense	(2.5)	0.7	(0.2)	(0.1)	—	(2.1)
Share of affiliates’ earnings (pretax)	0.3	(0.1)	—	18.8	—	19.0
Segment Profit (Loss)	$83.7	$18.9	$10.2	$28.1	$(1.0)	$139.9
Selling, general and administrative expense						55.9
Income taxes (includes $4.1 related to affiliates’ earnings)						25.5
Net Income						$58.5
Selected Data:
Investment Volume	$149.9	$36.4	$1.5	$15.3	$0.8	$203.9
Net Gain on Asset Dispositions
Asset Remarketing Income:
Disposition gains on owned assets	$16.9	$—	$—	$4.6	$—	$21.5
Residual sharing income	0.7	—	—	0.7	—	1.4
Non-remarketing disposition gains (1)	2.3	0.4	(0.1)	—	—	2.6
Asset impairment	(0.7)	(0.2)	—	—	—	(0.9)
Total Net Gain on Asset Dispositions	$19.2	$0.2	$(0.1)	$5.3	$—	$24.6

(1) Includes scrapping gains.

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Twelve Months Ended December 31, 2015
(In millions)

	Rail N.A.	Rail Int’l	ASC	Portfolio Management	Other	GATX Consolidated
Revenues
Lease revenue	$930.9	$172.9	$4.1	$22.2	$—	$1,130.1
Marine operating revenue	—	—	166.1	68.9	—	235.0
Other revenue	75.9	7.5	—	1.4	—	84.8
Total Revenues	1,006.8	180.4	170.2	92.5	—	1,449.9
Expenses
Maintenance expense	264.2	39.6	22.3	—	—	326.1
Marine operating expense	—	—	107.2	48.7	—	155.9
Depreciation expense	215.1	43.7	14.3	17.4	—	290.5
Operating lease expense	82.2	—	5.2	—	(0.2)	87.2
Other operating expense	26.2	5.1	—	7.1	—	38.4
Total Expenses	587.7	88.4	149.0	73.2	(0.2)	898.1
Other Income (Expense)
Net gain (loss) on asset dispositions	67.2	6.8	(0.1)	5.3	—	79.2
Interest expense, net	(102.1)	(22.4)	(5.3)	(20.0)	(5.3)	(155.1)
Other expense	(5.2)	(6.0)	(0.7)	—	(1.3)	(13.2)
Share of affiliates’ earnings (pretax) (1)	0.5	(0.3)	—	45.2	—	45.4
Segment Profit (Loss)	$379.5	$70.1	$15.1	$49.8	$(6.4)	$508.1
Selling, general and administrative expense						192.4
Income taxes (includes $0.5 of net benefits related to affiliates’ earnings)						110.4
Net Income						$205.3
Selected Data:
Investment Volume	$524.5	$148.0	$20.3	$18.4	$3.5	$714.7
Net Gain on Asset Dispositions
Asset Remarketing Income:
Disposition gains on owned assets	$66.6	$—	$—	$23.7	$—	$90.3
Residual sharing income	0.8	—	—	12.6	—	13.4
Non-remarketing disposition gains (2)	2.3	7.2	(0.1)	—	—	9.4
Asset impairment	(2.5)	(0.4)	—	(31.0)	—	(33.9)
Total Net Gain on Asset Dispositions	$67.2	$6.8	$(0.1)	$5.3	$—	$79.2

(1) Includes a $19.0 million impairment loss in the Portfolio Management segment.
(2) Includes scrapping gains.

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Twelve Months Ended December 31, 2014
(In millions)

	Rail N.A.	Rail Int’l	ASC	Portfolio Management	Other	GATX Consolidated
Revenues
Lease revenue	$864.1	$188.6	$4.2	$29.7	$—	$1,086.6
Marine operating revenue	—	—	223.0	63.3	—	286.3
Other revenue	63.4	10.3	—	4.4	—	78.1
Total Revenues	927.5	198.9	227.2	97.4	—	1,451.0
Expenses
Maintenance expense	265.5	45.9	25.6	—	—	337.0
Marine operating expense	—	—	149.2	48.6	—	197.8
Depreciation expense	190.0	47.1	13.6	22.8	—	273.5
Operating lease expense	103.7	—	5.2	—	(0.2)	108.7
Other operating expense	21.9	5.1	—	1.9	—	28.9
Total Expenses	581.1	98.1	193.6	73.3	(0.2)	945.9
Other Income (Expense)
Net gain (loss) on asset dispositions	72.3	6.0	(0.5)	9.4	—	87.2
Interest expense, net	(98.4)	(24.7)	(5.6)	(24.3)	(5.4)	(158.4)
Other (expense) income	(7.2)	(3.1)	(0.2)	(1.2)	(1.8)	(13.5)
Share of affiliates’ earnings (pretax)	7.9	(0.3)	—	60.2	—	67.8
Segment Profit (Loss)	$321.0	$78.7	$27.3	$68.2	$(7.0)	$488.2
Selling, general and administrative expense						189.2
Income taxes (includes $18.3 related to affiliates’ earnings)						94.0
Net Income						$205.0
Selected Data:
Investment Volume	$810.6	$163.6	$18.4	$32.3	$5.6	$1,030.5
Net Gain on Asset Dispositions
Asset Remarketing Income:
Disposition gains on owned assets	$57.4	$0.6	$—	$5.1	$—	$63.1
Residual sharing income	5.2	—	—	4.2	—	9.4
Non-remarketing disposition gains (1)	10.4	5.7	(0.1)	—	—	16.0
Asset impairment	(0.7)	(0.3)	(0.4)	0.1	—	(1.3)
Total Net Gain on Asset Dispositions	$72.3	$6.0	$(0.5)	$9.4	$—	$87.2

(1) Includes scrapping gains.

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(In millions, except per share data)
Impact of Exit From Portfolio Management's Marine Investments and Other Items on Net Income:

	Three Months Ended December 31		Twelve Months Ended December 31
	2015	2014	2015	2014
Adjustments attributable to consolidated income:
Net gain/(loss) on wholly owned Portfolio Management marine investments (a)	$9.0	$—	$(5.7)	$—
Early retirement program (b)	(5.6)	—	(5.6)	—
Tax adjustments (c)	(14.1)		(14.1)
Adjustments attributable to affiliates' earnings:
Impairment loss on Portfolio Management affiliate (a)	—	—	(11.9)	—
Tax adjustments (c)	7.7	—	7.7	—
Total impact on Net Income	$(3.0)	$—	$(29.6)	$—

Impact of Exit From Portfolio Management's Marine Investments and Other Items on Diluted Earnings per Share:

	Three Months Ended December 31		Twelve Months Ended December 31
	2015	2014	2015	2014
Adjustments attributable to consolidated income:
Net gain/(loss) on wholly owned Portfolio Management marine investments (a)	$0.21	$—	$(0.13)	$—
Early retirement program (b)	(0.13)	—	(0.13)	—
Tax adjustments (c)	(0.33)	—	(0.32)	—
Adjustments attributable to affiliates' earnings:
Impairment loss on Portfolio Management affiliate (a)	—	—	(0.27)	—
Tax adjustments (c)	0.18	—	0.18	—
Total impact on Diluted Earnings per Share*	$(0.07)	$—	$(0.68)	$—
* Sum of individual components may not be additive due to rounding.
_________
(a) In the third quarter of 2015, we made the decision to exit the majority of our non-core, marine investments within our Portfolio Management segment. As a result, during the third and fourth quarters, we recorded losses and gains associated with the impairments and sales of certain investments.
(b) In the fourth quarter of 2015, we recorded expenses associated with the roll-out of an early retirement program for certain eligible employees.
(c) In the fourth quarter of 2015, we recorded a net deferred tax adjustment attributable to an increase of our effective state income tax rate, partially offset by a benefit resulting from a reduction in the statutory rate in the UK.

We highlight these items to allow for a more meaningful comparison of financial performance between years and to provide transparency into the operating results of our business.

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(In millions, except leverage)
(Continued)

	12/31/2014	3/31/2015	6/30/2015	9/30/2015	12/31/2015
Assets by Segment (includes off-balance-sheet assets)
Rail North America	$4,939.8	$5,057.5	$5,081.1	$5,076.6	$5,082.4
Rail International	1,192.4	1,028.7	1,075.2	1,101.2	1,089.2
ASC	298.3	283.8	317.0	304.9	291.4
Portfolio Management	811.4	792.1	793.4	730.7	626.9
Other	71.4	81.9	67.4	78.9	80.1
Total Assets, excluding cash	$7,313.3	$7,244.0	$7,334.1	$7,292.3	$7,170.0
Capital Structure
Commercial paper and bank credit facilities, net of unrestricted cash	$(137.8)	$(348.6)	$(54.8)	$(97.9)	$(195.0)
On-balance-sheet recourse debt	4,162.3	4,421.8	4,187.6	4,251.4	4,171.5
On-balance-sheet nonrecourse debt	15.9	13.7	11.5	9.2	6.9
Off-balance-sheet recourse debt	566.7	527.4	519.1	493.5	495.5
Off-balance-sheet nonrecourse debt	51.1	49.2	47.4	45.4	—
Capital lease obligations	6.3	5.0	5.0	3.6	18.4
Total Borrowings, net of unrestricted cash	$4,664.5	$4,668.5	$4,715.8	$4,705.2	$4,497.3
Total Recourse Debt (1)	$4,597.5	$4,605.6	$4,656.9	$4,650.6	$4,490.4
Shareholders’ Equity	$1,314.0	$1,282.5	$1,285.4	$1,269.0	$1,280.2
Recourse Leverage (2)	3.5	3.6	3.6	3.7	3.5
 _________
(1) Includes on- and off-balance-sheet recourse debt; capital lease obligations; commercial paper and bank credit facilities, net of unrestricted cash.
(2) Calculated as total recourse debt / shareholder's equity.

Reconciliation of Total Assets to Total Assets (Including Off-Balance-Sheet Assets), Excluding Cash:
Total Assets	$6,919.9	$7,034.4	$6,839.5	$6,884.9	$6,894.2
Less: cash	(224.4)	(367.0)	(71.9)	(131.5)	(219.7)
Add off-balance-sheet assets:
Rail North America	606.1	566.1	557.2	530.9	488.7
ASC	11.7	10.5	9.3	8.0	6.8
Total Assets, excluding cash	$7,313.3	$7,244.0	$7,334.1	$7,292.3	$7,170.0

 GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(Continued)

	12/31/2014	3/31/2015	6/30/2015	9/30/2015	12/31/2015
Rail North America Statistics
Lease Price Index (LPI) (1)
Average renewal lease rate change	39.2%	43.2%	36.3%	25.6%	20.5%
Average renewal term (months)	67	59	54	60	43
Fleet Rollforward (2)
Beginning balance	107,387	107,343	106,949	106,984	106,392
Cars added	835	1,013	823	620	1,306
Cars scrapped	(202)	(261)	(347)	(396)	(441)
Cars sold	(677)	(1,146)	(441)	(816)	(1,111)
Ending balance	107,343	106,949	106,984	106,392	106,146
Utilization	99.2%	99.3%	99.3%	99.2%	99.1%
Average active railcars	106,569	106,541	106,211	105,896	105,294
Boxcar Fleet
Ending balance	19,021	18,912	18,651	18,567	18,429
Utilization	92.7%	92.8%	97.3%	96.6%	97.7%
Rail Europe Statistics
Fleet Rollforward
Beginning balance	21,960	22,451	22,497	22,483	22,745
Cars added	657	249	301	412	459
Cars scrapped/sold	(166)	(203)	(315)	(150)	(281)
Ending balance	22,451	22,497	22,483	22,745	22,923
Utilization	95.9%	95.9%	95.5%	95.7%	95.8%
Average active railcars	21,111	21,479	21,427	21,630	21,861
Rail North America Industry Statistics
Manufacturing Capacity Utilization Index (3)	79.5%	79.0%	77.5%	77.9%	76.5%
Year-over-year Change in U.S. Carloadings (excl. intermodal) (4)	3.9%	0.3%	(3.8)%	(4.4)%	(6.1)%
Year-over-year Change in U.S. Carloadings (chemical) (4)	1.2%	1.8%	0.4%	0.5%	0.4%
Year-over-year Change in U.S. Carloadings (petroleum) (4)	12.7%	0.4%	(1.1)%	(5.9)%	(9.7)%
Production Backlog at Railcar Manufacturers (5)	142,837	138,856	135,805	122,591	n/a (6)
American Steamship Company Statistics
Total Net Tons Carried (millions)	10.9	0.8	8.4	10.3	7.0
 _________
(1) GATX's Lease Price Index ("LPI") is an internally-generated business indicator that measures lease rate pricing on renewals within our North American railcar fleet, excluding the boxcar fleet. The index is calculated using the weighted average lease rate for a group of railcar types that GATX believes best represents its overall North American fleet, excluding boxcars. The average renewal lease rate change is reported as the percentage change between the average renewal lease rate and the average expiring lease rate, weighted by fleet composition. The average renewal lease term is reported in months and reflects the average renewal lease term of railcar types in the LPI, weighted by fleet composition.
(2) Excludes boxcar fleet.
(3) As reported and revised by the Federal Reserve.
(4) As reported by the Association of American Railroads (AAR).
(5) As reported by the Railway Supply Institute (RSI).
(6) Not available, not published at the time of this release.